                                                     EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of The Dial Corp on Form S-8 of our report dated February 24, 1995, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in the method of accounting for postretirement benefits other than pensions in 1992, appearing in the Annual Report on Form 10-K of The Dial Corp for the year ended December 31, 1994, and of our report dated June 7, 1995, appearing in the Annual Report on Form 11-K of Dial Consumer Products Group 401(k) Plan for the year ended December 31, 1994, respectively.

     We also consent to the reference to us under the heading
"Experts" in such Registration Statements.





Deloitte & Touche LLP
Phoenix, Arizona
November 17, 1995